Exhibit 99.1

IntelGenx Announces Additions to Board and Issuance of Stock Options

SAINT LAURENT, QUEBEC, August 11, 2010 - IntelGenx Technologies Corp. ("IntelGenx") (TSX-V: IGX) (OTC.BB:IGXT) today announced that Mr. John Marinucci and Professor Thomas Kissel have joined the Company’s Board of Directors.

Mr. Marinucci is the former President and Chief Executive Officer of New Flyer Industries Inc. During his 7 year tenure with New Flyer, Mr. Marinucci successfully restructured its manufacturing operations and the aftermarket services business and transformed New Flyer into the North American leader in the heavy-duty transit market. Under his leadership, New Flyer completed its IPO in August 2005. Previously, he served as President and Chief Operating Officer for National Steel Car and is a former President of the Canadian Association of Railway Suppliers. Currently he serves on the board of directors of New Flyer, CWB Group, SMTC Corporation and Pillar5 Pharma and he is the Vice Chair of the Board of Governors for Mohawk College. The Board of Directors has appointed Mr. John Marinucci to serve on the Company’s Board of Directors until the next annual meeting of shareholders. Mr. Marinucci’s appointment to the IntelGenx Board is subject to TSX approval.

Prof. Kissel is a world-renowned expert in drug delivery and polymer science. He is Professor of Pharmaceutics & Biopharmacy and Department Head at Philipps-Universität Marburg, Germany, where he has been since 1991. He received his B.S. (Pharmacy) from Freiburg University (1971), his M. S. (Chemistry, 1974) and his Ph.D. (Medicinal Chemistry, 1976) from Marburg University. From 1978-1991, he was Head of the Drug Delivery Systems Department at Sandoz Pharma AG, Basle, Switzerland. Thomas Kissel has authored more than 300 peer-reviewed articles and chapters on various aspects of drug delivery systems. He served as President of the Controlled Release Society in 1998/99 and is the recipient of several prestigious scientific awards, like the CRS Founder´s Award (2002), the Maurice-Marie Junot Award (2002) and the T. Nagai Research Achievement Award of the CRS and the Nagai Foundation Tokyo (2009). The shareholders of IntelGenx elected Prof. Kissel at the Company’s recent Annual General Meeting.

Both new directors were granted options to acquire 75,000 common shares effective August 10, 2010. The options were granted under the 2006 Stock Option Plan with an exercise price of C$0.38, vest over a period of two years, and expire in five years.

About IntelGenx Corp.

IntelGenx is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. IntelGenx uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastrointestinal tract. IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. IntelGenx’ research and development pipeline includes products for the treatment of pain, hypertension, osteoarthritis and depressive disorders. More information is available about the company at www.intelgenx.com

The TSX Venture Exchange and OTC Bulletin Board have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

Contacts:

IntelGenx Corp.
Dr. Horst G. Zerbe
President and CEO
514-331-7440 (ext. 201)
514-331-0436 (FAX)
horst@intelgenx.com
www.intelgenx.com